Exhibit 99.1
Contact:
Steve Workman
Senior Vice President, Corporate Development and Investor Relations
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Appoints Michael C. Child to Board of Directors
SUNNYVALE, Calif.—(Market Wire)—June 17, 2010—Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and components for communication applications, today announced the appointment of Michael C. Child to its Board of Directors. Mr. Child will also serve on the Compensation Committee of the Board.
Mr. Child has been employed by TA Associates, Inc., a Boston-based private equity firm managing over $16 billion of capital, since 1982 where he currently serves as a Managing Director. He has previously served as a board member of more than 20 companies of which 16 were public, including Finisar Corporation from 1998 to 2005. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business.
“I look forward to having Mike back on the Board,” said Jerry Rawls, Finisar’s executive Chairman of the Board. “His background and credentials are impressive. The fact that he joins us with a working knowledge of the Company will enable him to make an immediate contribution in terms of guiding our Company going forward.”
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
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